Exhibit  2.1

ASSET PURCHASE AGREEMENT BY AND

AMONG

SQUADRON NEWCO LLC,

AS PURCHASER,

SQUADRON CAPITAL LLC,

VILEX IN TENNESSEE, INC.,

ORTHEX, LLC,

AND

ORTHOPEDIATRICS CORP.

DATED AS OF DECEMBER 31, 2019

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2019, by and among (i) Squadron Newco LLC, a Delaware limited liability company (“Purchaser”), (ii) Squadron Capital LLC, a Delaware limited liability company (“Squadron” and together with Purchaser, the “Purchaser Parties” and each, a “Purchaser Party”), (iii) Vilex in Tennessee, Inc., a Tennessee corporation (“Seller”), (iv) Orthex, LLC, a Florida limited liability company (“Orthex”), and (v) OrthoPediatrics Corp., a Delaware corporation (“OrthoPediatrics” and together with Seller and Orthex, the “Seller Parties” and each, a “Seller Party”). Squadron is joining this Agreement for the limited purposes set forth in Section 1.5(a)(iii), Section 1.5(a)(iv), Article III, and Article VI of this Agreement. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such term as set forth in Section 8.1 hereof.

WHEREAS, Seller is engaged in the business of developing, manufacturing, selling, marketing and distributing precision engineered extremity solutions in McMinnville, Tennessee (the “Business”);

WHEREAS, Seller owns the Purchased Assets which are used by Seller in connection with the Business; and

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, the Purchased Assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE; CLOSING

Section 1.1            Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), related to the Business (collectively, the “Purchased Assets”), including the following:

(a)               cash in the amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00);

(b)               all pre-paid expenses, deposits and utilities relating to the Leased Real Property, the Business or the Purchased Assets;

(c)               all Inventory;

(d)               all Instrument Fixed Assets;

(e)                all furniture, fixtures, equipment, supplies and other tangible personal property of the Business (the “Tangible Personal Property”), including those items listed on Schedule 1.1(e);

(f)                all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as previously conducted and for the ownership and use of the Purchased Assets, including those listed on Schedule 2.9(b);

(g)               all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)               all Owned Intellectual Property;

(i)                 rights under all Contracts set forth on Schedule 1.1(i) and the Leases set forth on Schedule 2.13(a) (collectively, the “Assigned Contracts”);

(j)                 all accounts or notes receivable of the Business;

(k)                all of Seller’s rights to Leased Real Property;

(l)                 all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(m)              to the extent assignable, all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(n)               goodwill and other intangible assets related to the Business;

(o)               all books, records, manuals and other materials (in any form or medium) necessary for the operation of the Business, including all such records and materials, advertising matter, catalogues, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, telephone numbers, URLs, websites and internet addresses, purchasing materials and records, personnel records, quality control records and procedures, research and development files, records, data and laboratory books, Owned Intellectual Property, media materials and plates and accounting records; and

(p)               subject to Section 4.4, the Assumed Benefit Plans and any related trusts or funding arrangements);

Section 1.2            Excluded Assets. Seller will retain and not sell, transfer, convey, assign and deliver, and Purchaser will not purchase, acquire or accept, the following assets (the “Excluded Assets”):

(a)               the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(b)               all Tax Returns of Seller and any refunds or rights or claims for refunds of Taxes;

(c)               Seller’s rights in any Contracts not included among the Assigned Contracts;

(d)               the rights which accrue or will accrue to Seller under this Agreement;

(e)               all insurance policies of Seller;

(f)                Orthex Software;

(g)               any assets (including but not limited to Intellectual Property rights, receivables, and regulatory submissions) relating to the Orthex Hexapod Circular Fixation System (including but not limited to hardware components, instruments, half-pins and wires);

(h)               any assets (including but not limited to Intellectual Property rights, receivables, and regulatory submissions) relating to the Perfecta Nailing Systems;

(i)                 any assets (including but not limited to Intellectual Property rights, receivables, and regulatory submissions) relating to the Rail Fixation Systems (including but not limited to Micro, Mini and Mono, and half-pins and wires);

(j)                 any assets (including but not limited to Intellectual Property rights, receivables, and regulatory submissions) relating to the Statix Stabilization System (including but not limited to ring and hardware components and instruments); and

(k)               any assets listed on Schedule 1.2 as Excluded Assets.

Section 1.3            Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume only the liabilities and obligations of Seller that are related to the Purchased Assets, including obligations (a) arising under the Assigned Contracts following the Closing, which are incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing, (b) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Financial Statements or arose in the ordinary course of business consistent with past practice, (c) any liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders which arose in the ordinary course of business, (d) any liabilities arising under or in connection with any Assumed Benefit Plan, and (e) all wages, bonuses, unpaid vacation pay, and other compensation accrued to Employees and Contractors of Seller that are either reflected as a current liability on the Interim Financial Statements or arose in the ordinary course of business consistent with past practice that remain unpaid and are not delinquent as of the Closing Date (the “Assumed Liabilities”).

Section 1.4            Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy. For the avoidance of doubt, the term “Excluded Liabilities” includes any and all (a) change of control or other similar payments due to any consultants, contractors or other third parties arising out of or in connection with (i) that certain Equity Interest Purchase Agreement, dated as of June 4, 2019, by and among OrthoPediatrics, the “Sellers” (as defined therein), the “Sellers’ Representative” (as defined therein) and the “Selling Equityholders” (as defined therein) or (ii) this Agreement and (b) Excluded Taxes.

Section 1.5            Purchase Price; Closing Payments.

(a)               Price. The aggregate purchase price for the Purchased Assets shall be Twenty-Five Million and 00/100 Dollars ($25,000,000.00), subject to adjustment pursuant to Section 1.5(c) hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

(b)               Certain Payments at Closing.

(i)                 Cash Collateral Amount. At the Closing, Seller shall deposit, by wire transfer of immediately available funds, the Cash Collateral Amount in an account in the name of Seller at PNC Bank, National Association (“PNC”) an amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the “Cash Collateral Amount”) pursuant to that certain agreement among Purchaser and Seller in substantially the form attached to this Agreement as Exhibit A (the “Cash Collateral Agreement”). The Cash Collateral Amount shall be subject to a certain Deposit Account Control Agreement among Seller, Purchaser and PNC.

(ii)                Closing Net Working Capital Adjustment. The “Closing Net Working Capital Adjustment” shall mean the difference between the Preliminary Net Working Capital in the Preliminary Net Working Capital Certificate given pursuant to Section 1.5(c)(i) and the Target Net Working Capital (the “Adjustment Amount”). If the Preliminary Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then the Purchase Price shall be adjusted downward “dollar for dollar” in an amount equal to the Adjustment Amount. If the Preliminary Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then the Purchase Price shall be adjusted upward “dollar for dollar” in an amount equal to the Adjustment Amount.

(iii)              Reduction of Term Loan B Obligations. At the Closing, the Purchaser shall reduce the overall amount of obligations owing by OrthoPediatrics under Term Note B by an aggregate amount equal to (1) the Purchase Price, plus or minus (2) the Closing Net Working Capital Adjustment if an adjustment to the Purchase Price is made pursuant to Section 1.5(b)(ii) (the “Net Reduction Amount”).

(iv)              Remaining Term Loan B Obligations. If Seller Parties do not repay in full all obligations owing by OrthoPediatrics under Term Note B remaining after reducing such obligations by the Net Reduction Amount by wire transfer of immediately available funds to an account specified by the Purchaser immediately following the Closing, then any obligations owing by OrthoPediatrics under Term Note B remaining after reducing such obligations by the Net Reduction Amount shall be added to the outstanding amount under the Revolving Loan.

(c)               Net Working Capital Purchase Price Adjustment.

(i)                 Prior to the Closing Date, Seller prepared and delivered to the Purchaser a statement (the “Preliminary Net Working Capital Certificate”) setting forth in reasonable detail its estimate of Net Working Capital (the “Preliminary Net Working Capital”) as of the close of business on the Closing Date and the calculations supporting Seller’s estimate. The Preliminary Net Working Capital shall be calculated on a basis consistent with GAAP.

(ii)               Within one hundred fifty (150) days following the Closing Date, the Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail its calculation of Net Working Capital as of the close of business on the Closing Date, and calculated on a basis consistent with GAAP. If within thirty (30) days after Seller’s receipt of the Closing Statement (the “Objection Period”), the Purchaser has not received an Objection Notice, then such Net Working Capital set forth on the Closing Statement shall be deemed the Final Net Working Capital and the Net Reduction Amount shall be adjusted (if at all) in accordance with Section 1.5(c)(vii); however, if an Objection Notice has been delivered, then Section 1.5(c)(iii) and Section 1.5(c)(iv) hereof shall apply.

(iii)               If Seller in good faith disagrees with any portion of the Purchaser’s calculation of Net Working Capital as set forth in the Closing Statement, then Seller may, within the Objection Period, deliver a written notice to the Purchaser setting forth Seller’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in detail any good faith and reasonable disagreement as to the amount of the Net Working Capital and Seller’s calculation of Net Working Capital.

(iv)               If an Objection Notice is timely received by the Purchaser within the Objection Period, the Purchaser and Seller shall, during the thirty (30) days following the Purchaser’s receipt of such Objection Notice (the “Net Working Capital Settlement Deadline”), use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Net Working Capital Settlement Deadline, then the Net Working Capital as so agreed shall be the Final Net Working Capital and the Net Reduction Amount shall be adjusted, if at all, in accordance with the provisions of Section 1.5(c)(vii). If the Purchaser and Seller are unable to reach such an agreement prior to the Net Working Capital Settlement Deadline, the Purchaser and Seller shall jointly retain EY located at Chase Tower, 111 Monument Circle, Suite 4000, Indianapolis, Indiana 46204 (the “Accountant”) within thirty (30) days following the Net Working Capital Settlement Deadline to resolve any remaining disagreements. The Purchaser and Seller shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. The Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable (and in any event within thirty (30) Business Days after its retention) and the Purchaser and Seller shall cooperate with the Accountant during the engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that the Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by the Purchaser or Seller or less than the smallest value for such item claimed by the Purchaser or Seller. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The determination of the Accountant shall be conclusive and binding upon the parties hereto, and the Net Reduction Amount shall be adjusted, if at all, in accordance with the provisions of Section 1.5(c)(vii). The Purchaser and Seller shall each bear fifty percent (50%) of the fees and expenses of the Accountant. The Purchaser and Seller shall each bear one hundred percent (100%) of their own related expenses other than expenses related to the Accountant.

(v)               The Net Working Capital either as agreed to by Seller and the Purchaser, or as deemed final pursuant to Section 1.5(c)(ii), or as adjusted pursuant to Section 1.5(c)(iv), shall be final and binding on the parties hereto and will be referred to as the “Final Net Working Capital”.

(vi)              The Purchaser and Seller shall cooperate and assist in good faith in the determination of the Final Net Working Capital and in the conduct of the reviews referred to in this Section 1.5, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as the Purchaser or Seller shall request and permitting (at the expense of the requesting party) the copying of records or extracts thereof reasonably requested.

(vii)              The Purchase Price shall be adjusted as follows following the Closing:

(1)               If the Purchase Price was adjusted by the Adjustment Amount at Closing and the Final Net Working Capital is less than the Preliminary Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then the Seller will cause the Purchaser to be promptly paid the positive difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.2(c)(vii)(6) below.

(2)               If the Purchase Price was adjusted by the Adjustment Amount at Closing and the Final Net Working Capital is greater than the Preliminary Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then the Purchaser shall promptly pay to Seller the difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.5(c)(vii)(5) below.

(3)               If the Purchase Price was not adjusted at Closing by the Adjustment Amount and the Final Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then the Seller will cause the Purchaser to be promptly paid the positive difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.5(c)(vii)(6) below.

(4)               If the Purchase Price was not adjusted at Closing by the Adjustment Amount and the Final Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand and 00/100 Dollars ($10,000.00), then Purchaser shall promptly pay to Seller the difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.5(c)(vii)(5) below.

(5)               Payments required to be made pursuant to Sections 1.5(c)(vii)(2) or (4), if any, shall be made by the Purchaser promptly after the Final Net Working Capital is determined.

(6)               If payments are required to be made pursuant to Section 1.5(c)(vii)(1) or (3), if any, Seller shall pay the amount due within five (5) Business Days after the Final Net Working Capital is determined by wire transfer of immediately available funds to the account designated by the Purchaser.

(viii)            To the extent permitted by Law, any payments made under Section 1.5(c), shall be deemed adjustments to the Purchase Price for U.S. federal, state and local income Tax purposes.

(d)               Instrument Purchase Price Adjustment.

(i)                 Prior to the Closing Date, Seller prepared and delivered to the Purchaser a statement (the “Preliminary Instrument Certificate”) setting forth in reasonable detail its estimate of Instrument Fixed Assets (the “Preliminary Instrument Fixed Assets”).

(ii)              Within one hundred fifty (150) days following the Closing Date, the Purchaser shall prepare and deliver to Seller a statement (the “Instrument Statement”) setting forth in reasonable detail its calculation of Instrument Fixed Assets as of the close of business on the Closing Date. The Purchaser’s calculation shall be based on written confirmations returned from the holders of Instrument Fixed Assets in the field. Any discrepancies between the amounts on the Preliminary Instrument Certificate and the written confirmations returned from the holders of Instrument Fixed Assets in the field shall be confirmed by physical counts conducted and documented by the Purchaser’s representatives at Purchaser’s expense before preparation of the Instrument Statement. If within thirty (30) days after Seller’s receipt of the Instrument Statement (the “Instrument Objection Period”), the Purchaser has not received an Instrument Objection Notice, then such Instrument Fixed Assets set forth on the Instrument Statement shall be deemed the Final Instrument Fixed Assets and the Purchase Price shall be adjusted downward “dollar for dollar” in an amount equal to the difference between the amount of Instrument Fixed Assets shown on the Preliminary Instrument Certificate and the amount shown on the Instrument Statement.

(iii)               If Seller in good faith disagrees with any portion of the Purchaser’s calculation of Instrument Fixed Assets as set forth in the Instrument Statement, then Seller may, within the Instrument Objection Period, deliver a written notice to the Purchaser setting forth Seller’s objections thereto (the “Instrument Objection Notice”). Any Instrument Objection Notice shall specify in detail any good faith and reasonable disagreement as to the amount of the Instrument Fixed Assets and Seller’s calculation of Instrument Fixed Assets.

(iv)              If an Instrument Objection Notice is timely received by the Purchaser within the Instrument Objection Period, the Purchaser and Seller shall, during the thirty (30) days following the Purchaser’s receipt of such Instrument Objection Notice (the “Instrument Settlement Deadline”), use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Instrument Settlement Deadline, then the Instrument Fixed Assets as so agreed shall be the Final Instrument Fixed Assets and the Purchase Price shall be adjusted, if at all, downward “dollar for dollar” in an amount equal to the difference between the amount of Instrument Fixed Assets shown on the Preliminary Instrument Certificate and the amount agreed to by the parties as the Final Instrument Fixed Assets. If the Purchaser and Seller are unable to reach such an agreement prior to the Instrument Settlement Deadline, the Purchaser and Seller shall jointly retain the Accountant within thirty (30) days following the Instrument Settlement Deadline to resolve any remaining disagreements. The Purchaser and Seller shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. The Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable (and in any event within thirty (30) Business Days after its retention) and the Purchaser and Seller shall cooperate with the Accountant during the engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Instrument Objection Notice that the Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The determination of the Accountant shall be conclusive and binding upon the parties hereto, and the Purchase Price shall be adjusted, if at all, in accordance with the provisions of Section 1.5(d)(vii). The Purchaser and Seller shall each bear fifty percent (50%) of the fees and expenses of the Accountant. The Purchaser and Seller shall each bear one hundred percent (100%) of their own related expenses other than expenses related to the Accountant.

(v)               The Instrument Fixed Assets either as agreed to by Seller and the Purchaser, or as deemed final pursuant to Section 1.5(d)(ii), or as adjusted pursuant to Section 1.5(d)(iv), shall be final and binding on the parties hereto and will be referred to as the “Final Instrument Fixed Assets”.

(vi)              The Purchaser and Seller shall cooperate and assist in good faith in the determination of the Final Instrument Fixed Assets and in the conduct of the reviews referred to in this Section 1.5, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as the Purchaser or Seller shall request and permitting (at the expense of the requesting party) the copying of records or extracts thereof reasonably requested.

(vii)             In the event the Purchase Price shall be adjusted pursuant to this Section 1.5(d), Seller shall pay the amount due within five (5) Business Days after the Final Instrument Fixed Assets are determined by wire transfer of immediately available funds to the account designated by the Purchaser.

(viii)            To the extent permitted by Law, any payments made under Section 1.5(d), shall be deemed adjustments to the Purchase Price for U.S. federal, state and local income Tax purposes.

Section 1.6            Purchase Price Allocation. The Purchase Price, including any adjustments under Article 6 (together with any other amounts treated as consideration for U.S. federal income (and other applicable) Tax purposes) shall be allocated for U.S. federal (and other applicable) tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and consistent with the methodology set forth on Schedule 1.6 (the “Allocation”). After Closing, the parties will make consistent use of the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS and any other applicable Governmental Authority in respect thereof. Each of the Purchaser and Seller will file an IRS Form 8594 “Asset Acquisition Statement Under Section 1060” at the time and in the manner as required by Treasury Regulation § 1.1060-1 consistent with the Allocation, and the parties agree not to take any position inconsistent therewith for any Tax purpose. Each of the Purchaser and Seller will deliver to the other a fully executed IRS Form W-9 “Request for Taxpayer Identification Number and Certification” at least two (2) days prior to the Closing Date.

Section 1.7            Closing. The closing (the “Closing”) of the transaction contemplated hereby shall take place contemporaneously with the execution of this Agreement (the “Closing Date”), at such location as the parties mutually agree. The Closing shall be deemed effective as of 11:59 p.m. as of the Closing Date. All actions taken at the Closing shall be deemed to be performed simultaneously, and the Closing shall not have deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed.

Section 1.8            Closing Deliverables.

(a)               At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser:

(i)                 a counterpart to the Cash Collateral Agreement, duly executed and delivered by a duly authorized Representative of Seller;

(ii)                a counterpart to a Bill of Sale, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit B (the “Bill of Sale”);

(iii)               a counterpart to an Assignment and Assumption Agreement, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit C (the “Assignment and Assumption Agreement”);

(iv)              a counterpart to the Intellectual Property Assignment Agreement, duly executed and delivered by a duly authorized Representative of Seller, in substantially the form attached to this Agreement as Exhibit D (the “Intellectual Property Assignment Agreement”);

(v)               counterparts to the License Agreements duly executed by Seller, Orthex, and OrthoPediatrics, in substantially the form attached to this Agreement as Exhibit E-1 and Exhibit E-2 (the “License Agreements”);

(vi)               a counterpart to the Supplier Agreement duly executed by OrthoPediatrics in substantially the form attached to this Agreement as Exhibit F (the “Supplier Agreement”);

(vii)             a counterpart to the Distributor Agreement duly executed by OrthoPediatrics in substantially the form attached to this Agreement as Exhibit G (the “Distributor Agreement”);

(viii)             a counterpart to the Ancillary Agreement duly executed by Seller, Orthex and OrthoPediatrics, in substantially the form attached to this Agreement as Exhibit H (the “Ancillary Agreement”);

(ix)               a landlord consent to assignment of that certain real property lease, dated as of December 18, 2017, pertaining to the property located at 111 Moffitt Street, McMinnville, Tennessee 37110, duly executed by Waymon H. Hale, or a person authorized on his behalf, in substantially the form attached to this Agreement as Exhibit I;

(x)                a lease assignment of that certain real property lease, dated as of December 18, 2017, pertaining to the property located at 111 Moffitt Street, McMinnville, Tennessee 37110, duly executed by Seller, in substantially the form attached to this Agreement as Exhibit J (the “Lease Assignment”);

(xi)                a reasonably current certificate of existence or good standing for Seller issued by its jurisdiction of organization;

(xii)               a copy of the articles of organization or articles of incorporation, certified by the secretary of state, and a copy of the operating agreement or bylaws (or equivalent agreement or governing document), certified by an officer or other representative of Seller, each in form and substance reasonably satisfactory to the Purchaser;

(xiii)             a true and complete copy, certified by an officer of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(xiv)             evidence of the termination of all financing statements and the release of all Encumbrances filed or outstanding against the Purchased Assets, if any, or payoff letters committing to release Encumbrances upon receipt of the payoff amount set forth therein;

(xv)              a counterpart to the non-competition and non-solicitation agreement duly executed by each of the Seller Parties, in substantially the form attached to this Agreement as Exhibit K (the “Non-Competition Agreement”);

(xvi)             employment agreements with certain key employees each in the form acceptable to Purchaser and such key employee;

(xvii)            a certificate, in form and substance reasonably satisfactory to the Purchaser, as to the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the rules and regulations promulgated under the Code and an Internal Revenue Service Form W-9 claiming complete exemption from U.S. backup withholding for Seller, duly executed by Seller; and

(xviii)            such other agreements and documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or as Seller and the Purchaser may mutually agree.

(b)               At the Closing, the Purchaser Parties shall deliver or cause to be delivered to the Seller Parties:

(i)                 evidence reasonably acceptable to Seller, that the obligations of OrthoPediatrics’ under Term Note B has been decreased by an aggregate amount equal to the Net Reduction Amount;

(ii)                a counterpart to the Cash Collateral Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(iii)               a counterpart to the Bill of Sale, duly executed and delivered by a duly authorized Representative of the Purchaser;

(iv)              a counterpart to the Assignment and Assumption Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(v)               a counterpart to the Intellectual Property Assignment Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(vi)             counterparts to the License Agreements, duly executed and delivered by a duly authorized Representative of the Purchaser;

(vii)             a counterpart to the Supplier Agreement, duly executed and delivered by a duly authorized Representative of Purchaser;

(viii)              a counterpart to the Distributor Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(ix)               a counterpart to the Ancillary Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(x)                a counterpart to the Lease Assignment, duly executed and delivered by a duly authorized Representative of the Purchaser;

(xi)                a counterpart to the Non-Competition Agreement, duly executed and delivered by a duly authorized Representative of the Purchaser;

(xii)              a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Managers of the Purchaser evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(xiii)              a reasonably current certificate of existence or good standing for the Purchaser issued by its jurisdiction of incorporation;

(xiv)             a copy of the certificate of formation of the Purchaser, certified by the secretary of state, and a copy of the operating agreement of the Purchaser, certified by an officer of the Purchaser; and

(xv)             such other agreements and documents required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or as Seller and the Purchaser may mutually agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), each of the Seller Parties hereby jointly and severally represent and warrant to the Purchaser as of the date of this Agreement that each statement contained in Article II is true and correct:

Section 2.1            Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances except for the Permitted Encumbrances, and there are no restrictions on the Seller’s right to transfer the Purchased Assets to the Purchaser pursuant to this Agreement. Except as set forth in Schedule 2.1 attached hereto, Seller is not a party to any purchase right or other commitment (other than this Agreement) that could require Seller or, after the Closing, the Purchaser, to sell, transfer or otherwise dispose of any of the Purchased Assets. Subject to ordinary wear and tear, all material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Seller are in commercially reasonable operating condition and repair and are reasonably fit and usable for the purposes for which they are being used in all material respects. The Tangible Personal Property is adequate and sufficient in all material respects to conduct the Business as currently conducted.

Section 2.2            Organization; Standing; Qualification and Power. Each of the Seller Parties is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Each of the Seller Parties has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Each of the Seller Parties is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of incorporation, articles of organization, bylaws, operating agreement, or other comparable governing documents of each of the Seller Parties, as in effect as of the date hereof, have been made available to the Purchaser.

Section 2.3            Authority; Execution and Delivery; Enforceability. Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Seller Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller Parties of this Agreement has been, and in the case of the Related Documents to which such Seller Party will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which such Seller Party will be a party will be when delivered, duly authorized by all requisite action on the part of such Seller Party. This Agreement has been, and upon its execution and delivery each of the Related Documents to which such Seller Party will be a party will be, duly and validly executed and delivered by such Seller Party. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Seller Party will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Purchaser will be a party have been duly authorized, executed and delivered by the Purchaser, a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.4            [Intentionally Omitted].

Section 2.5            No Conflict; Consents.

(a)               Except as set forth on Schedule 2.5(a), as of the date hereof, the execution, delivery and performance of this Agreement by each of the Seller Parties, and the consummation by such Seller Party of the transactions contemplated hereby, will not, (i) violate any provision of the organizational documents of any of the Seller Parties, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under, any Assigned Contract or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to any of the Seller Parties or by which any of the Purchased Assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of any of the Seller Parties to conduct its business as currently conducted.

(b)               Except for the consents, waivers, approvals, authorizations, filings, registrations or notifications set forth on Schedule 2.5(b) (the “Required Consents”), as of the date hereof, the execution, delivery and performance of this Agreement by each of the Seller Parties, and the consummation by such Seller Party of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to the Purchaser; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of any of the Seller Parties to conduct its business as currently conducted or prevent or materially impair or delay any the Seller Parties’ ability to consummate the transactions contemplated hereby.

Section 2.6            Financial Statements.

(a)               Except as set forth in Schedule 2.6(a), true and complete copies of the following have been provided to the Purchaser: (i) the audited combined balance sheets of Seller and Orthex as of December 31, 2017 and December 31, 2018, and the unaudited combined statements of operations, changes in shareholders’ or members’ equity and cash flows of Seller and Orthex as of December 31, 2017 and December 31, 2018, together with all related notes and schedules thereto (the “Annual Financial Statements”) (ii) the quality of earnings report of Seller prepared by CliftonLarsenAllen for the period between January 1, 2019 and June 4, 2019 (the “Quality of Earnings Report”), and (iii) the unaudited balance sheet for discontinued operations of Seller Parties for the fiscal quarter ended September 30, 2019, and the related unaudited statements of operations for such period, respectively (the “Interim Financial Statements” and the Annual Financial Statements, the “Financial Statements”).

(b)               Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 2.6(b), as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Seller taken as a whole) and (ii) together with the Quality of Earnings Report, fairly present, in all material respects, the financial position and the results of operations and cash flows of the Seller as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Seller taken as a whole).

Section 2.7            No Undisclosed Liabilities; Funded Indebtedness.

(a)               Except as set forth on Schedule 2.7(a), there are no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of the Seller other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Financial Statements or the notes thereto, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of the Seller consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding), (iii) expressly disclosed in the Disclosure Schedules, or (iv) arising out of the performance (but not the breach) of the Material Contracts.

(b)               Schedule 2.7(b) sets forth a correct and complete list of the individual components (indicating the amount and the Person to whom such Funded Indebtedness is owed) of all Funded Indebtedness with respect to the Seller as of the date hereof.

Section 2.8            Absence of Certain Changes. Except as set forth on Schedule 2.8, as contemplated by this Agreement or any of the Related Documents, since the date of the Interim Financial Statements until the date of this Agreement:

(a)               there has been no Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(b)               each of the Seller Parties has conducted its businesses in the ordinary course of business;

(c)               there has been no incurrence of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(d)               there has not been any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)               capital expenditures in an aggregate amount exceeding $25,000 which would constitute an Assumed Liability;

(f)                imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g)               Seller has not made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires in the ordinary course of business;

(h)               Seller has not sold, licensed, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance any Purchased Asset, except for Permitted Encumbrances or sales or licenses in the ordinary course of business consistent with past practice;

(i)                 Seller has not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts and records of Seller which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(j)                 Seller has not made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan;

(k)               there has been no amendment or modification, waiver or express termination of any Material Contract, other than any expiration of a Material Contract in accordance with its terms or any amendment, modification or waiver that has been delivered to Purchaser prior to the date hereof;

(l)                 there has been no settlement, or offer or proposal to settle, any Proceeding involving or against Seller or any of its respective officers, directors, shareholder, assets or properties, or that relates to the transactions contemplated hereby or the Purchased Assets;

(m)              there has not been any purchase or other acquisition of any property or asset that constitutes a Purchased Asset, except for purchases of Inventory or supplies in the ordinary course of business; or

(n)               each of the Seller Parties has not agreed to do any of the foregoing.

Section 2.9            Compliance with Law; Permits.

(a)               Each of the Seller Parties is, and has been at all times since January 1, 2016, in compliance with all Laws applicable to their respective businesses, except (i) as set forth on Schedule 2.9(a) or (ii) for such instances of non-compliance which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of such Seller Party to conduct its business as currently conducted. Except where the failure to do so would individually or in the aggregate not have a Material Adverse Effect, none of the Seller Parties has received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be reasonably expected to result in a fine, penalty or expense or affect the ability of any of the Seller Parties to conduct its business as currently conducted.

(b)               Seller has the Permits set forth on Schedule 2.9(b) as of the date hereof, which constitute all of the Permits necessary for the conduct of the Business as now being conducted by Seller. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. As of the date hereof, no Proceedings are pending or, to the Knowledge of Seller, threatened to revoke, suspend or cancel any such Permit. Subject to receipt of the Required Consents (as applicable), none of the Permits of Seller will be terminated, revoked, suspended or canceled by the transactions contemplated hereby or the Related Documents.

Section 2.10          Litigation.

(a)               Except as set forth on Schedule 2.10(a)(i), as of the date hereof, there is no Proceeding pending against Seller or otherwise directly involving any of the Purchased Assets. Except as set forth on Schedule 2.10(a)(ii), to the Knowledge of Seller, there is no Proceeding threatened against Seller or the Business or the Purchased Assets that (i) involves a claim in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or (ii) involves a claim for an unspecified amount which would have a Material Adverse Effect.

(b)               Except as set forth on Schedule 2.10(b)(i), since January 1, 2016, there has been no Proceeding against Seller or otherwise directly involving any of the Purchased Assets that (i) resulted in Seller incurring any fine, penalty or expense in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements or similar orders (“Order”) imposing any obligation on Seller or any of the Purchased Assets which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Material Adverse Effect. To the Knowledge of Seller, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of Seller to conduct the Business as currently conducted or with a potential exposure to Seller of any fine, penalty or expense which would or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.10(b)(ii), to the Knowledge of Seller, there are no outstanding Orders by which Seller or any of the Purchased Assets are subject to or bound, in respect of Proceedings required to be disclosed in Schedule 2.10(b)(i).

(c)               Except as set forth on Schedule 2.10(c), there is no Proceeding by Seller pending or that Seller intends to initiate.

Section 2.11          Employee Matters.

(a)               Schedule 2.11(a) sets forth a complete and accurate list of each Benefit Plan. Seller has made available to the Purchaser, with respect to each Benefit Plan, (i) a true and complete copy of each writing constituting a part of such Benefit Plan (and where no such copy exists, an accurate description thereof); (ii) where applicable, a copy of any trust agreement, insurance policy or other funding arrangement; (iii) in the case of any Benefit Plan subject to ERISA, a copy of any current summary plan description and summaries of material modifications; and (iv) in the case of a Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination letter from the IRS or, if the Benefit Plan is in the form of a volume submitter or prototype plan, an opinion letter from the IRS to the volume submitter or prototype practitioner that the Benefit Plan may rely on; and (v) in the case of a Benefit Plan for which a Form 5500 or Form 5500-SF is required to be filed, of copy of the three (3) most recently filed Forms 5500 and Forms 5500- SF, respectively, with schedules and financial statements attached.

(b)               Except as set forth on Schedule 2.11(b), each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller (A) is, and has been at all times established, maintained, funded, operated and administered, and Seller has performed all of its obligations under each Benefit Plan, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code, and (B) that is a Qualified Benefit Plan is in the form of a volume submitter or prototype plan and can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that the form of such Qualified Benefit Plan document is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion or otherwise would affect the qualification of such Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely made or paid in accordance with the terms of such Benefit Plan, applicable Laws and GAAP. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Benefit Plan have been timely filed or furnished. To the Knowledge of Seller, no event has occurred and no condition exists that would subject Seller by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.

(c)               Except as set forth on Schedule 2.11(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) (i) will result in any payment becoming due to any Employee, manager, Contractor or consultant under any Benefit Plan; (ii) will increase any benefits to Employees, directors, managers, Contractors or consultants otherwise payable under any Benefit Plan; (iii) will result in any acceleration of the time of payment, funding or vesting of any such benefits to Employees, managers, Contractors or consultants under any Benefit Plan; (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Benefit Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise; or (v) limit or restrict the ability of the Purchaser and its Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)               Except as set forth on Schedule 2.11(d), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Employees beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

(e)               Except as set forth on Schedule 2.11(e), neither Seller nor any member of Seller’s “controlled group” currently, or has ever in the past, maintained, sponsored, contributed to, or had any Liability under a “defined benefit plan” as defined in Section 3(35) of ERISA or any similar Law of any jurisdiction other than the United States, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither Seller nor any member of Seller’s “controlled group” does currently or has ever in the past maintained, sponsored, contributed to, or had any Liability under a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither Seller nor any member of Seller’s “controlled group” has engaged in a transaction to which Section 4069 or Section 4212(c) of ERISA would apply.

(f)                Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)               Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, Seller or any fiduciary thereof is pending or, to the Knowledge of Seller, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of Seller to any Person, and, to the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to any such Liability.

(h)               Except as set forth on Schedule 2.11(h), with respect to each of the Employees and/or, if applicable, Contractors, (i) within the last three (3) years, there has been no, nor, to the Knowledge of Seller, has there been any threat of a, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute; (ii) Seller is not a party to any collective bargaining agreement or other agreement (including without limitation written or oral letters of intent, side bar letters, or other agreements) with a labor or trade organization, and no labor union or similar organization currently represents the employees of Seller; and (iii) Seller has not, in the last ninety (90) days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, without complying with the notice requirements and other provisions of WARN which would cause any material Liability to Seller with respect to each of the Employees.

(i)                 All of the employees of Seller are “at will” employees. Except as set forth on Schedule 2.11(i)(a), to the Knowledge of Seller, there are no facts that would indicate that any of the Contractors or any of the employees of Seller will not continue in the employ of or other relationship with the Purchaser after the Closing. Seller: (i) has properly classified all individuals providing services to Seller as Contractors (including proper classification as dependent or independent, to the extent applicable) or employees, as the case may be; and (ii) has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees or Contractors. Except as accrued as a current liability on the Interim Financial Statements, all wages, bonuses, unpaid vacation pay, and other compensation, if any, due and payable as of the Closing Date to all present Employees and Contractors of Seller have been paid in full, or will be paid in full, to such Employees and Contractors prior to the Closing. Except as set forth on Schedule 2.11(i)(b), there are no actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings against Seller pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee or Contractor, including, without limitation, any claim relating to unfair labor practices, common or related employer, employment discrimination, harassment, retaliation, equal pay, wage and hour law violations or any other employment related matter arising under applicable Laws, except for such actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Seller to conduct the Business as currently conducted.

(j)                 Seller has paid in full all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Law in all jurisdictions in which it does business including current employer contributions, assessments and filings, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts. Seller has not been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges under such Laws, and there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or the applicable experience rating plan or program.

(k)               To the Knowledge of Seller, Seller, and staffing or employment agencies that Seller uses for which Seller may have joint employer liability, are in compliance with all applicable Laws including the common law relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, rest and meal breaks, FLSA and FMLA compliance, recordkeeping, non-discrimination, pay equity, labor relations, privacy, disability accommodation, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, the payment of employee welfare and retirement benefits, and employment insurance including the full payment of all required social security contributions and Taxes. To the Knowledge of Seller, each employee and Contractor of Seller is lawfully authorized to work in the country in which the employee or Contractor is working.

(l)                 Each Benefit Plan that is subject to Section 4980H of the Code has been administered in compliance with Section 4980H of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder and maintained by Seller so that Seller would not be subject to any assessable payments under Section 4980H of the Code.

Section 2.12          Taxes. Except as set forth on Schedule 2.12,

(a)               (i) All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true and complete in all material respects; (iii) all Taxes of Seller have been fully and timely paid when due; (iv) the unpaid Taxes of Seller (A) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes) in each case as set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the date of the relevant Financial Statement through the Closing Date in accordance with the past custom and practice of Seller;

(b)               Seller has not waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains open;

(c)               Seller has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and Seller has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto;

(d)               Seller is a not party to any Tax allocation or sharing agreement;

(e)               No claim has been made by any Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction;

(f)                Seller has not engaged in any “reportable transaction” or “listed transaction” as defined in Treasury Regulations § 1.6011-4(b);

(g)               There are no investigations, audits, actions or proceedings currently pending or threatened against Seller by any Tax Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against Seller, and there are no matters under discussion, audit or appeal between Seller and any Tax Authority with respect to the assessment or collection of Taxes;

(h)               There are no Tax liens on any of the Purchased Assets other than Permitted Encumbrances;

(i)                 Seller does not have any Liability for Taxes of any Person (other than the Seller) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code, or any similar provision of state, local, or foreign Law, as a transferee or successor, by Contract or otherwise; and

(j)                 Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 2.13          Real Property.

(a)               Schedule 2.13(a) sets forth a true and complete list, as of the date hereof, of all Real Property and interests in Real Property leased, subleased, licensed or otherwise used by Seller (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”). True, correct and complete copies of the Real Property Leases have been delivered to the Purchaser. The Real Property comprises all real property used by Seller in the conduct of the Business. There are no Encumbrances other than the Permitted Encumbrances against Seller’s interest in the Real Property. To the Knowledge of Seller, Seller does not have any current or future capital expenditure obligations under any of the Real Property Leases that, individually or in the aggregate, exceed Ten Thousand and 00/100 Dollars ($10,000.00). Seller does not currently own and has not previously owned any Real Property. To the Knowledge of Seller, neither the Real Property nor the use by Seller of the Real Property is in violation of any applicable Laws.

(b)               To the Knowledge of Seller, as of the date hereof, (i) each Real Property Lease is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither landlord nor tenant under any of the Real Property Leases is in default thereunder in any material respect.

Section 2.14          Intellectual Property.

(a)               Schedule 2.14(a) sets forth a true and complete list, as of the date hereof, of each of the following items of Owned Intellectual Property and Intellectual Property that is not Owned Intellectual Property but is used by Seller in the Business, and sets forth whether such Intellectual Property is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Intellectual Property: trade names, trademarks, service marks, trade dress, and logos, whether or not registered, and all registrations of and applications therefor; registered copyrights and applications therefor; patents and applications therefor; domain names and registrations thereof; and social media accounts.

(b)               Schedule 2.14(b) sets forth a true and complete list, as of the date hereof, of all Software (indicating part number and current version number) owned or used by Seller, including whether such Software is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Software.

(c)               Schedule 2.14(c) sets forth a true and complete list, as of the date hereof, of all agreements (whether written or oral) relating to Intellectual Property to which Seller is a party or is otherwise obligated, including any agreement by which Seller (i) has licensed any Person under any Owned Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, an “Intellectual Property License”) or (ii) is licensed under any Intellectual Property owned by another Person (a “Third Party Intellectual Property”; such agreement, a “Third Party Intellectual Property License”). The parties acknowledge and agree that Schedule 2.14(c) does not contain, and Seller is not obligated to list or disclose, the following agreements relating to Intellectual Property or Software, provided that such Intellectual Property or Software is not utilized with a Product or Service, where Seller is the licensee: (x) those agreements relating to non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers and which Seller uses pursuant to a standard shrink-wrap license agreement and (y) those agreements relating to non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers and which Seller uses pursuant to a standard click-wrap license agreement.

(d)               To the Knowledge of Seller, Seller has the right to use and otherwise exploit all Owned Intellectual Property and Intellectual Property that is not Owned Intellectual Property but is used by Seller in the Business (as currently conducted) or are necessary for the Products and Services, and, to the Knowledge of Seller, Seller shall continue to have such rights after the Closing with the limitations set forth in the License Agreements. Without limiting the generality of the foregoing, to the Knowledge of Seller, Seller owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, the Seller Software in the same manner and to the same extent as it was used prior to the Closing by the Seller, subject to obtaining Required Consents. To Seller’s Knowledge, except as set forth in Schedule 2.14(e), Seller has not, in the past six (6) years, received any letters or other notice of any kind that (i) offers Seller a license to any Intellectual Property owned by any third party, (ii) references any Products or Services in a manner that would reasonably associate the Products or Services with any Intellectual Property owned by any third party, or (iii) references any registered trademark, unregistered trademark, patent, or patent application owned by any Person in any jurisdiction.

(e)               To the Knowledge of Seller, the Owned Intellectual Property is valid and enforceable. The Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part. Except as set forth on Schedule 2.14(e), no claim, demand or notice has been made or given in writing, and no proceeding is pending or, to the Seller’s Knowledge, threatened, (i) contesting or challenging the validity, enforceability, use or ownership of any of the Owned Intellectual Property, or (ii) claiming that Seller is in default under any Third Party Intellectual Property License.

(f)                To the Knowledge of Seller, except as set forth on Schedule 2.14(f), in the past and current conduct of the Business (i) none of the Products or Services, nor any technology or materials used in connection therewith, including Owned Software, infringes upon, misappropriates or violates any Intellectual Property of any Person and (ii) no Person is infringing, misappropriating or violating the Owned Intellectual Property.

(g)               To the Seller’s Knowledge, except as set forth on Schedule 2.14(g), Seller has taken reasonable care, including reasonable steps, to protect Seller’s rights in Confidential Information and trade secrets and to protect the Confidential Information and trade secrets of others who have provided such Confidential Information and trade secrets to Representatives of Seller in confidence, including by requiring all Persons having access thereto or knowledge thereof to execute binding, written non-disclosure agreements.

(h)               Except as set forth on Schedule 2.14(h), all current and former Representatives and Contractors of Seller who have had access to or developed Intellectual Property owned by or licensed to Seller have executed written instruments that assign to Seller all rights, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the Business or any of the Products or Services, and (ii) Intellectual Property relating thereto. Except as set forth on Schedule 2.14(h), no Representative or Contractor of Seller owns or claims any rights in (nor has made application for) any Owned Intellectual Property.

(i)                 Seller has not disclosed and, to the Seller’s Knowledge, none of its former or current Representatives, consultants or Contractors has disclosed, any Confidential Information related to the Business, the Intellectual Property of Seller and/or Owned Software to any Person. The source code for all Owned Software is in the sole possession and custody of the owner thereof and has not been provided to any third party or any Person. To the Knowledge of Seller, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, Seller’s Confidential Information, Owned Intellectual Property or Owned Software.

(j)                 Schedule 2.14(j) sets forth a list, as of the date hereof, of all open source software integrated into or used in connection with Owned Software. Except as set forth on Schedule 2.14(i), none of the Owned Software, to the Seller’s Knowledge, incorporates any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license).

(k)               No Owned Software, to the Seller’s Knowledge, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data. No Owned Software contains any known security vulnerabilities which would allow unauthorized access to Seller’s computer networks, Intellectual Property, Confidential Information, or other sensitive, confidential, or legally protected information of Seller.

(l)                 The source code for all Owned Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors, and improve, enhance, modify and support all of the Owned Software.

(m)             All Intellectual Property of Seller, including Software has been legally obtained.

(n)               With respect to any Seller Software that is not Owned Software (“Unowned Material Software”), Seller has obtained all necessary permissions and/or licenses for Purchaser’s benefit such that upon execution of the this Agreement, Purchaser may use and exploit Unowned Material Software in a manner commensurate with Seller’s use and exploitation of Unowned Seller Software immediately prior to execution of this Agreement.

Section 2.15          Material Contracts.

(a)               Except as set forth on Schedule 2.15(a), as of the date hereof, Seller is not a party to any Contract:

(i)            relating to any Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(ii)           relating to any Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(iii)          relating to any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(iv)         relating to any written employment, consulting or similar arrangements requiring payment by Seller of base annual compensation in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(v)            with or relating to any staffing agency for the provision of temporary labor, personnel or agency workers to Seller pursuant to which Seller paid more than Fifty Thousand and 00/100 Dollars ($50,000.00) in the last fiscal year;

(vi)          relating to any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vii)         relating to any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business;

(viii)        pursuant to which Seller has incurred or committed to incur any Funded Indebtedness;

(ix)           that by its terms grants an Encumbrance upon any material asset of Seller;

(x)            that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of Seller, other than in the ordinary course of business, other than any Intellectual Property Licenses;

(xi)           pursuant to which Seller (A) paid more than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the last fiscal year or (B) received more than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the last fiscal year and not otherwise listed in any other portion of Schedule 2.15(a);

(xii)          that by its terms contains any covenant or provision currently in effect limiting the freedom of Seller from engaging in a line of business or competing in any geographic area;

(xiii)        that by its terms grants to Seller the exclusive right to provide Products and Services;

(xiv)         pursuant to which Seller is by its terms obligated to make any severance, termination, change in control or similar payment to any current or former Employee, officer, director or manager;

(xv)        containing covenants or other obligations of Seller pertaining to the non-solicitation of employees, customers or Contractors or granting any Person a right of first refusal, first offer, first negotiation or other exclusivity, requirements, output or “most favored customer” provisions or similar restrictions on the operation or scope of the Business or operations;

(xvi)        that is a partnership or joint venture agreement in which Seller participates as a general partner or joint venturer;

(xvii)      pursuant to which Seller has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business;

(xviii)      with any member, manager or officer of Seller or any Affiliate of the same (other than an employment agreement);

(xix)         with any Governmental Authority; or

(xx)         any outstanding written legally binding commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.15(a).

(b)               Except as set forth in Schedule 2.15(b), each Contract that is required to be listed in Schedule 2.15(a) (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. Seller has made available to the Purchaser complete and correct copies of all written Material Contracts, together with all amendments, supplements or modifications thereto. There are no oral Material Contracts. Seller nor, to the Knowledge of Seller, any other party to any Material Contract, is in breach of, or in default under, such Material Contract, in any material respect. To the Knowledge of Seller, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract.

Section 2.16          Insurance.

(a)               Schedule 2.16(a) contains a true and complete list, as of the date hereof, of all policies of insurance in force as of the date hereof with respect to the insurance of the Seller and the remaining limits of each policy. To the Knowledge of Seller, as of the date hereof, such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

(b)               With respect to each policy of insurance listed on Schedule 2.16(a), as of the date hereof, (i) Seller has not received any written notice that it is in material default with respect to any obligations under any such policy or has received any written notice that such policy has been or shall be canceled or terminated, (ii) all premiums are paid up in full or all premium installment payments are current, and (iii) to the Knowledge of Seller, no such policy will terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.16(b), with respect to such policies, from January 1, 2013 until the date of this Agreement, there have not been any Claim(s) (as that term is defined in the respective insurance policies) made against Seller in which the applicable insurer has denied coverage in writing.

Section 2.17          Environmental Matters. Except as set forth on Schedule 2.17:

(a)               Seller is as of the date hereof in compliance in all material respects with all Environmental Laws.

(b)               With respect to the Real Property, Seller has not received any court order, demand, notice, or other written communication relating to any (i) actual, alleged, or potential violation of or failure to comply with any Environmental Law or (ii) actual or potential Liability resulting from or arising under any Environmental Law or otherwise relating to Hazardous Substances; or (iii) actual or potential Liability with respect to any off-site Environmental Law matter including but not limited to, Hazardous Substances handling, transportation, treatment, storage, management or disposal services facilities or locations used by Seller.

(c)               There are no pending or, to the Knowledge of Seller, threatened claims against Sellers resulting from any Liability or arising under or pursuant to Environmental Law, with respect to, arising from, or affecting any of the Real Property or any other asset owned or used by Seller.

(d)               To the Knowledge of Seller, there is no Hazardous Substance present on or under the Real Property in material violation of Environmental Law.

(e)               To the Knowledge of Seller, none of the Real Property contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or Hazardous Substance disposal areas.

(f)                To the Knowledge of Seller, no Hazardous Substances have been transported, discharged, released, spilled or disposed from the Real Property during Seller’s occupancy of any Real Property in material violation of any Environmental Law; no Hazardous Substances have been generated, handled, treated, stored, managed or disposed of at, on or under any of the Real Property by Seller during Seller’s occupancy of any such Real Property in material violation of any Environmental Law; and there has been no release of Hazardous Substances at or from the Real Property by Seller during Seller’s occupancy of any such Real Property, or arising from the operations of any members of Seller in connection with its Real Property during Seller’s occupancy of any such Real Property or the Business, in material violation of any Environmental Laws.

(g)               Seller has delivered to the Purchaser copies (if any) of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of Seller pertaining to Environmental Laws, including Hazardous Substances on or under the Real Property, or concerning compliance by Seller with Environmental Laws.

(h)               To the Knowledge of Seller, Seller has all Environmental Permits necessary for its operations at each Real Property to comply with all Environmental Laws and is in material compliance with the terms of any such Environmental Permits.

Section 2.18          Related Party Transactions. Except as set forth on Schedule 2.18, neither Seller nor any of Seller’s Affiliates or any member, manager or officer of Seller, (a) has, or during the last fiscal year has had, any direct or indirect interest (i) in, or is or during the last fiscal year was a director, manager officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset or right that is owned or used by Seller in the conduct of the Business or (b) is, or during the last fiscal year has been, a party to any Contract or transaction with Seller.

Section 2.19          [Intentionally Omitted].

Section 2.20         Brokers and Finders. Except as set forth on Schedule 2.20, Seller has not employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which Purchaser or will have Liability following the Closing.

Section 2.21          Inventory. Any Inventory of Seller consists of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), and no Inventory is held by Seller on a consignment basis. Schedule 2.21 includes a list of all Inventory which Seller has consigned with a third party and the physical location and dollar amount of such Inventory.

Section 2.22        Accounts Receivable. Except as set forth on Schedule 2.22, the accounts receivable reflected on the Interim Financial Statements and the accounts receivable to be reflected in the calculation of Preliminary Net Working Capital and Final Net Working Capital (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. The reserve for bad debts applicable to accounts receivable shown on the Financial Statements or, with respect to accounts receivable arising after the date of the most recent Financial Statements, on the accounting records of Seller, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.23           Customers and Suppliers.

(a)               Schedule 2.23(a) sets forth (i) an accurate list of the ten (10) largest customers of Seller for the most recent fiscal year, as measured by the consideration paid from such customer to Seller and (ii) the amount of consideration paid by each such customer during such periods. Since January 1, 2018, Seller has not received any written notice from any customer required to be listed on Schedule 2.23(a) that such customer (1) has ceased, or intends to cease after the Closing, to use its Products or Services, (2) has otherwise ceased or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with Seller (excluding any reductions in the ordinary course consistent with the customer’s past practices) or has requested, or has indicated it intends to request, a material change to the terms or prices at which such customer purchases Products or Services from Seller including, for each of (1), (2), and (3), because of the announcement or pendency of this Agreement or the identity of Purchaser. To the Knowledge of Seller, no customer required to be listed on Schedule 2.23(a) intends to take any action set forth in the preceding sentence.

(b)               Schedule 2.23(b) sets forth (i) an accurate list of the ten (10) largest suppliers and/or vendors of Seller for the most recent fiscal year, as measured by the consideration paid by Seller to such supplier and/or vendor and (ii) the amount of consideration paid to each such supplier and/or vendor during such period. Since January 1, 2018, Seller has not received any written notice from any supplier and/or vendor required to be listed on Schedule 2.23(b) that such supplier and/or vendor (1) has ceased, or intends to cease, to supply goods or services to Seller or (2) has otherwise terminated or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with Seller, including, for each of (1) and (2), because of the announcement or pendency of this Agreement or the identity of the Purchaser. To the Knowledge of Seller, no supplier and/or vendor required to be listed on Schedule 2.23(b) intends to take any action set forth in the preceding sentence.

Section 2.24          Anti-Corruption.

(a)               Seller has not taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law in any jurisdiction applicable to Seller (“Anticorruption Law”), including offering, paying, authorizing or ratifying any bribe, kickback, or other illicit payment to obtain favorable treatment in securing business or otherwise to obtain special concessions for Seller. Seller has properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment. Seller, nor to the Knowledge of Seller, any of its employees, Contractors, or Representatives, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anticorruption Law.

(b)               To the Seller’s Knowledge, Seller, nor to the Knowledge of Seller, any officer, manager, broker or agent acting on behalf of Seller (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.

Section 2.25          Books and Records. Except as set forth in Schedule 2.25, the books of account and other financial records of Seller, all of which have been made available to the Purchaser to the extent the Purchaser has so requested in writing, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with applicable Law in all material respects.

Section 2.26          Bank Accounts; Powers of Attorney. Schedule 2.26 sets forth a list showing the name and address of each bank in which Seller has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons holding powers of attorney or other similar authorizations from Seller.

Section 2.27           FDA and Related Matters.

(a)               Seller possesses all Registrations required to conduct its Business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of Seller, as of the date hereof, neither the United States Food and Drug Administration (the “FDAˮ) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the Products of Seller. To the Knowledge of Seller, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. Except as set forth on Schedule 2.27(a), Seller is in compliance with, and have fulfilled and performed in all material respects its obligations under, each such Registration, and, as of the date hereof, to the Knowledge of Seller, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of Seller, any third Person that is a manufacturer or contractor for Seller is in compliance with all Registrations insofar as they pertain to the manufacture of product components or Products for Seller.

(b)               All Products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of Seller that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects, in compliance with FDA Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of Seller, including, to the Knowledge of Seller, those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. Except as set forth on Schedule 2.27(b), to the Knowledge of Seller, except as would not be material to Seller, any third Person that is a manufacturer or Contractor for Seller is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or Products for Seller.

(c)               As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of Seller. Except as set forth in Schedule 2.27(c), as of the date hereof, Seller has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. Except as set forth in Schedule 2.27(c), Seller is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. Seller has made all notifications, submissions, responses and reports required by FDA Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. To the Knowledge of Seller, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(d)               Except as set forth on Schedule 2.27(d), no Product distributed or sold by or on behalf of Seller has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, to the Knowledge of Seller, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such Product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such Product are pending or, to the Knowledge of Seller, threatened against Seller. As of the date hereof, Seller has not received any notice from a Regulatory Authority or other Governmental Authority that any Product distributed or sold by or on behalf of Seller or any of its Subsidiaries cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of Seller.

(e)               All preclinical and clinical investigations sponsored or conducted by or on behalf of Seller have been and are being conducted in material compliance with all applicable Laws and other requirements, including good clinical practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of Seller has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of Seller, has ordered or commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Seller, or, to the Knowledge of Seller, alleged any violation of any FDA Law in connection with any such clinical trial.

Section 2.28           Healthcare and Other Regulatory Compliance.

(a)               Neither Seller nor any of its officers, managers, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of Seller, any agent (as such term is defined in 42 C.F.R. § 1001.2) of Seller, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b)               Neither Seller nor any of its officers, managers, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of Seller, any agent (as such term is defined in 42 C.F.R. § 1001.2) of Seller (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSAˮ); (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c)               Neither Seller nor any of its officers, managers, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of Seller, any agent (as such term is defined in 42 C.F.R. § 1001.2) of Seller has engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAAˮ) (e.g., 18 U.S.C. §§ 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. § 1320a- 7h), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients, including all state laws analogous to the foregoing (collectively, “Federal Health Care Program Lawsˮ), including the following:

(i)            knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment

(ii)           knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for or in connection with referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iii)           knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

(iv)          any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)               To the Knowledge of Seller, no Person has filed or has threatened to file against Seller an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)               To the Knowledge of Seller, Seller is not in violation of the administrative simplification provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”), and Seller has operated its business in compliance in all material respects with all applicable Laws, clinical trial protocols, and contractual or other requirements relating to personal information, medical records and medical or personal information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by Seller in connection with the operation of its business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C) and the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA. To the Knowledge of Sellers, Seller is not under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations. Seller is not a “covered entity” as that term is defined in HIPAA and is not in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). To Seller’s Knowledge, Seller has been in compliance in all material respects with federal and state data breach Laws. To Seller’s Knowledge, Seller has entered into a business associate contract where required by 45 C.F.R. § 164.504(e).

(f)                To the extent Seller provides to customers or others reimbursement coding or billing advice regarding Products offered for sale by Seller and procedures related thereto, such advice is (i) true, complete and correct in all material respects; (ii) in compliance with Medicare and other Federal Health Care Program Laws; (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD-10-CM) and other applicable coding systems; (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines; and (v) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

(g)               Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Seller, taken as a whole,

(i)            all agreements or other arrangements between Seller on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by Seller and provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“AKSˮ);

(ii)            all agreements or arrangements with health care professionals for services to or investments in Seller, directly or indirectly, to which Seller as of the date of this Agreement are listed on Schedule 2.28, including true, complete and correct details as to amounts paid thereunder in 2017, 2018 and 2019;

(iii)          all payments made and things of value provided by Seller to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS; and

(iv)         all such agreements, arrangements, payments and things of value are in compliance in all material respects with all applicable Laws, including all Federal Health Care Program Laws.

(h)               Seller has timely, accurately, and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and Seller is in full compliance with all analogous state laws requiring the reporting of financial interactions with health care providers in all material respects.

(i)                 Seller and any Person acting on its behalf have complied in all material respects with all applicable privacy laws, all of Seller’s applicable policies and notices, and all of Seller’s contractual obligations regarding the protection, collection, transfer (including cross-border) and handling of personal information. Seller has not received any notice of any material claims (including notice from third parties acting on its behalf) of, or been subject to any proceedings concerning, the violation of any privacy laws, applicable privacy policies, or contractual commitments with respect to personal information. To the Knowledge of Seller, there are no facts or circumstances that could form the basis of any such notice or claim. None of Seller’s publicly-facing statements or notice regarding its collection and treatment of personal information are materially misleading or materially deceptive.

(j)                 To the Knowledge of Seller, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any personal information in the possession or control of Seller or collected, used or processed by or on behalf of Seller and Seller has not provided or been required to provide any notices to any person in connection with a disclosure of personal information. Seller has taken commercially reasonable actions to safeguard the data and personal information in its possession and control. Neither Seller nor any third party acting at the direction or authorization of Seller has paid (i) any perpetrator of any data breach incident or cyber-attack related to such data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack related to such data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party.

Section 2.29        Product Warranty. To Seller’s Knowledge, each Product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or Service provided or rendered by Seller complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by Seller and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable terms and conditions for such Product or Service, and as of the date hereof, Seller does not have any material liability for replacement, repair or other damages in connection with such Product or Service.

Section 2.30        [Intentionally Omitted].

Section 2.31        No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), none of the Seller Parties or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties, including any representation or warranty as to the accuracy or completeness of any information regarding Seller or the Business furnished or made available to the Purchaser Parties and their Representatives (including any information, documents or material made available in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller, or any representation or warranty arising from statute or otherwise in law.

Section 2.32        Independent Investigation. The Seller Parties have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser Parties, and each hereby acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser Parties for such purpose. The Seller Parties acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, each has relied solely upon its own investigation and the express representations and warranties of Purchaser Parties set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Purchaser Parties nor any other Person has made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Each of the Purchaser Parties hereby jointly and severally represent and warrant to the Seller Parties, as of the date of this Agreement, that each statement contained in this ARTICLE III is true and correct as it pertains to the Purchaser.

Section 3.1           Organization and Authority of the Purchaser Parties. Each of the Purchaser Parties is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Each of the Purchaser Parties has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Each of the Purchaser Parties is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.2           Authority; Execution and Delivery; Enforceability. Each of the Purchaser Parties has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Purchaser Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Purchaser Parties of this Agreement has been, and in the case of the Related Documents to which such Purchaser Party will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which such Purchaser Party will be a party will be when delivered, duly authorized by all requisite action on the part of such Purchaser Party. This Agreement has been, and upon its execution and delivery each of the Related Documents to which such Purchaser Party will be a party will be, duly and validly executed and delivered by such Purchaser Party. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Purchaser Party will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Seller Parties will be a party have been duly authorized, executed and delivered by the Seller Parties, a valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 3.3           No Conflict; Consents.

(a)               The execution, delivery and performance of this Agreement by each of the Purchaser Parties, and the consummation by such Purchaser Parties of the transactions contemplated hereby, will not (i) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of the Purchaser Parties, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which a Purchaser Party is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b), violate any Law applicable to such Purchaser Party or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of a Purchaser Party to conduct its business as currently conducted.

(b)               Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement by each of the Purchaser Parties, and the consummation by such Purchaser Parties of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to the Seller Parties and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Purchaser Parties to conduct its business as currently conducted or prevent or materially impair or delay the Purchaser Parties’ ability to consummate the transactions contemplated hereby.

(c)               The Purchase Parties and their respective Affiliates do not own interests in any Person and are not aware of any facts or circumstances pertaining to the Purchaser Parties or their respective Affiliates (including any possible other transaction pending or under consideration by such Purchaser Parties of any of their respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of the Purchaser Parties to obtain the consents, authorizations, orders or approvals set forth on Section 2.5(b) and/or Section 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the transactions contemplated hereby.

Section 3.4           Litigation. As of the date hereof, there is no Proceeding pending against the Purchaser. To the Knowledge of the Purchaser, there is no Proceeding threatened against the Purchaser or any of its business or assets that involves a claim which would have a Purchaser Material Adverse Effect.

Section 3.5           [Intentionally Omitted].

Section 3.6           [Intentionally Omitted].

Section 3.7           [Intentionally Omitted].

Section 3.8           [Intentionally Omitted].

Section 3.9           Brokers and Finders. Except as set forth on Schedule 3.9, as of the date hereof, the Purchaser has not, nor has any of its respective Affiliates employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 3.10        No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Purchaser Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser Parties furnished or made available to the Seller Parties and their Representatives (including any information, documents or material made available through document exchange, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Purchaser, or any representation or warranty arising from statute or otherwise in law.

Section 3.11        Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the Purchased Assets. Each Purchaser Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Purchaser Party has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Seller Parties or any other Person has made any representation or warranty as to the Seller Parties or this Agreement, except as expressly set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV.

CERTAIN COVENANTS

Section 4.1           Confidentiality. From the date of this Agreement until the three year anniversary of the Closing Date, except as required by any applicable Law or legal process, the Seller Parties shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process, the Seller Parties shall treat and hold any Confidential Information which is a trade secret (as defined by Delaware state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement) for so long as such Confidential Information remains a trade secret. In the event that any of the Seller Parties is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information, such Person may disclose the Confidential Information; provided, however, that such Person shall use reasonable best efforts to obtain, at the request and sole expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

Section 4.2           Publicity. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. No party shall, and no party shall permit any of its or their Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement, the identity of the Seller Parties or the transactions contemplated hereby without the prior written consent of the Purchaser or the Seller Parties, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.3           [Intentionally Omitted].

Section 4.4           Employee Benefits.

(a)               With respect to each Benefit Plan covering employees of the Business as of the Closing and listed on Schedule 4.4(a) (an “Assumed Benefit Plan”), Purchaser shall (or cause its Affiliate to) assume and take sponsorship of such Assumed Benefit Plan. The parties acknowledge and agree that the Purchaser has no obligations with respect to Benefit Plans other than Assumed Benefit Plans.

(b)               From the Closing Date and until not less than twelve (12) months following the Closing, subject to applicable Law, the Purchaser shall cause Seller to maintain and perform all material obligations in connection with the Assumed Benefit Plans. Provided, however, nothing herein shall prevent the Purchaser from amending the terms of any Benefit Plan, to the extent permitted by ERISA, the Code and applicable law, including but not limited to the right to amend, to alter, to freeze, to merge, or to terminate such Assumed Benefit Plan.

(c)               The parties acknowledge the terms set forth in this Section 4.4 do not create any right in any Employee or other Person to continued employment with Seller, the Purchaser or any of their respective Affiliates. The Purchaser shall be responsible for all severance or termination Liabilities related to the termination of employment of any Employee on or after the Closing Date.

Section 4.5           Enforcement of Certain Agreements. At any time following the Closing, to the extent the Purchaser becomes aware of a material breach by any party, other than the Seller Parties (“Original Sellers”), of any of the agreements listed on Schedule 4.5, Purchaser shall be entitled, upon reasonable written notice to the appropriate Seller Party, to cause such Seller Parties to enforce any rights and remedies available to such Seller Party with respect to such breach. The Purchaser and Sellers Parties agree to share the costs related to such enforcement, including reasonable attorneys fees, on a basis which is in proportion to the damages Purchaser and Sellers Parties reasonably expect to suffer as a result of a material breach by the Original Sellers.

Section 4.6           [Intentionally Omitted].

Section 4.7          Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Purchaser shall: (i) retain the books and records (including personnel files) of Seller relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and (ii) upon reasonable notice, afford the Representatives of the Seller Parties reasonable access (including the right to make, at Seller’s sole cost and expense, photocopies), during normal business hours, to such books and records.

Section 4.8           Seller Name Change. Within one hundred twenty (120) days of the Closing Date, Seller shall effect a name change with the Secretary of State of the State of Tennessee changing Seller’s name so that it no longer includes the tradename “Vilex” or any derivation thereof. In the interim, the Seller shall consent to the Purchaser’s use of a name including “Vilex”, if required.

Section 4.9          Further Assurances; Assigned Contracts. From and after the Closing Date, upon the request of any Seller Party or the Purchaser, each of the parties hereto shall execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated hereby. The Seller Parties shall (a) use commercially reasonable efforts to obtain, prior to or after Closing, all consents required to assign any Assigned Contract to the Purchaser, as directed by the Purchaser, and (b) deliver to the Purchaser all documentation related to such obtained consents. Neither this Agreement, nor any instrument or document executed and delivered herewith or contemplated hereby, shall constitute an assignment or assumption of any Assigned Contract, or attempted assignment or attempted assumption thereof, to the extent that, without the consent of a third party, such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof or permit any party other than a Seller Party to terminate such Assigned Contract. To the extent that any Assigned Contract is not transferred or assigned to the Purchaser at the Closing because a required consent to such assignment has not been obtained, the Seller Parties shall (i) cooperate with the Purchaser in any reasonable and lawful arrangement to provide the benefits of the affected Assigned Contract to the Purchaser, (ii) except to the extent specifically required otherwise in this Agreement, immediately transfer to the Purchaser any payments or other property received by such Seller Parties subsequent to the Closing with respect to such affected Assigned Contract, and (iii) transfer such affected Assigned Contract to the Purchaser immediately upon the receipt of a the required consent. Following the Closing, with regard to any Assigned Contract for which the required consents to assignability or delegation have not been obtained, the Seller Parties hereby appoint the Purchaser as their respective agent and attorney-in-fact, effective as of the Closing, solely to act for them in performing their obligations under such Assigned Contracts, but only to the extent that such delegation of duties may be made without violation thereof. In such capacity, the Purchaser shall retain all benefits resulting from such performance.

ARTICLE V.

TAX MATTERS

Section 5.1          Cooperation. Seller and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, information and assistance relating to the Business and the Purchased Assets, including access to books and records, as is reasonably necessary in connection with (i) the preparation or filing of any Tax Return by Purchaser or Seller, (ii) the making of any Tax election by Purchaser or Seller, (iii) Purchaser or Seller’s claim for any Tax refund, (iv) the determination of liability for Taxes, and (v) any audit, examination or other proceeding in respect of Taxes related to the Business or the Purchased Assets. Each of Purchaser and Seller shall retain all Tax Returns, work papers and other material records or other documentation in its possession (or in the possession of any Affiliate) in respect of Tax matters relating to the Business and the Purchased Assets for any Tax period that includes the Closing Date and all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

Section 5.2           Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by the Purchaser. All necessary Tax Returns with respect to all such Transfer Taxes shall be filed by, and the relevant Transfer Tax shall be remitted by, the party required to do so under applicable Law or the administration thereof. The parties shall make such payments to each other party as necessary to effect the first sentence of this Section 5.2. For the avoidance of doubt, Transfer Taxes do not include income Taxes. The Parties shall use reasonable best efforts to cooperate in timely providing each other upon request with such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes.

Section 5.3          Property Taxes. All real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) levied with respect to the Business or the Purchased Assets (other than Taxes allocated pursuant to Section 5.1) for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for Property Taxes relating to the Business or the Purchased Assets, Purchaser or Seller, as applicable, shall present a statement to the other party setting forth the amount of reimbursement to which each is entitled under this Section 5.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount (calculated as a difference between the actual amount payable and the amount reflected in the Final Net Working Capital calculation as a reserve). In each case, the amount shall be paid by the party owing it to the other party within twenty (20) days after delivery of such statement, subject to any adjustments to reflect amounts included in the calculation of Final Net Working Capital. In the event that either Seller or Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 5.3, the other party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. For the avoidance of doubt, Article V shall survive the Closing Date.

ARTICLE VI.

INDEMNIFICATION

Section 6.1           Survival. Subject to the limitations and other provisions in this Agreement, (i) the representations and warranties set forth in Section 2.1 (Title to Purchased Assets), Section 2.2 (Organization; Standing; Qualification and Power), Section 2.3 (Authority; Execution and Delivery; Enforceability), Section 2.12 (Taxes), Section 2.20 (Brokers and Finders) in this Agreement (the “Fundamental Reps”) shall survive and remain in full force and effect at all times from and after the Closing for the longer of: (A) twenty (20) months or (B) ninety (90) days after the expiration of the applicable statute of limitations (including any extensions): (ii) the representations and warranties set forth in Section 3.1 (Organization and Authority of the Purchaser Parties); Section 3.2 (Authority; Execution and Delivery; Enforceability); and Section 3.9 (Brokers and Finders) in this Agreement (the “Purchaser Fundamental Reps”) shall survive and remain in full force and effect for the longer of: (A) twenty (20) months or (B) ninety (90) days after the expiration of the applicable statute of limitations (including any extensions); and (iii) all other representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Section 6.2 or Section 6.3, shall survive the Closing solely for purposes of this ARTICLE VI and shall terminate on the twenty (20) month anniversary of the Closing Date and shall thereafter be of no further force or effect. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Survival Period”. The obligations in this ARTICLE VI to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, at the end of the Survival Period and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable Survival Period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.6 to the Indemnifying Party, and the representation or warranty, covenant or agreement that is the subject of such indemnification claim (and right of the Indemnified Party to indemnification therefor) shall survive with respect to such claim until fully resolved.

Section 6.2           Indemnification by the Purchaser Parties. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.1, 6.4, 6.5, and 6.6), from and after the Closing, the Purchaser Parties, jointly and severally, shall indemnify and defend the Seller Parties and their Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties to the extent arising out of:

(a)                any inaccuracy or breach by a Purchaser Party of any representation or warranty made by a Purchaser Party in this Agreement;

(b)               any breach of or failure by a Purchaser Party to perform or comply with any covenant or agreement of such Purchaser Party in this Agreement;

(c)                any Assumed Liabilities; or

(d)                the ownership or use of the Purchased Assets or actions taken by or on behalf of the Purchaser after the Closing Date.

Section 6.3           Indemnification by the Seller Parties. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.1, 6.4, 6.5, and 6.6), from and after the Closing, the Seller Parties, jointly and severally, shall indemnify and defend the Purchaser Parties and their Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of:

(a)                any inaccuracy of or breach by a Seller Party of any representation or warranty made by such Seller Party in this Agreement;

(b)               any breach of or failure by a Seller Party to perform or comply with any covenant or agreement of such Seller Party in this Agreement;

(c)                any Excluded Assets or Excluded Liabilities; or

(d)               any failure to comply with the provisions of any bulk sales, bulk transfer, or other similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets under this Agreement.

Section 6.4           Limitations on Indemnification.

(a)                Notwithstanding anything to the contrary set forth in this Agreement:

(i)              the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties by the Purchaser Indemnified Parties pursuant to Section 6.3(a) (other than with respect to claims for inaccuracy or breach of Fundamental Reps or fraud) shall be Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00);

(ii)              other than in the case of fraud, in no event shall the aggregate amount of Losses for which the Seller Parties are obligated to indemnify the Purchaser Indemnified Parties under Section 6.3 exceed the Purchase Price;

(iii)            the maximum aggregate amount of indemnifiable Losses that may be recovered from the Purchaser Parties by the Seller Indemnified Parties pursuant to Section 6.2(a) (other than with respect to claims for inaccuracy or breach of Purchaser Fundamental Reps or fraud) shall be shall be Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00);

(iv)            other than in the case of fraud, in no event shall the aggregate amount of Losses for which the Purchaser Parties are obligated to indemnify the Seller Indemnified Parties under Section 6.2 exceed the Purchase Price;

(v)             the Seller Parties shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 6.3(a) (other than with respect to claims for inaccuracies in or breaches of the Fundamental Reps, fraud or a claim for indemnity for the failure described in Section 6.3(d)) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties equals or exceeds Two Hundred Twenty-Five Thousand and 00/100 Dollars ($225,000.00) (the “Basket Amount”), in which case the Seller Parties shall be liable for all indemnifiable Losses in excess of the Basket Amount;

(vi)            the Purchaser Parties shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 6.2(a) (other than with respect to claims for inaccuracies in or breaches of Purchaser Fundamental Reps or fraud) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Purchaser Parties equals or exceeds the Basket Amount, in which case the Purchaser Parties shall be liable for all indemnifiable Losses in excess of the Basket Amount;

(vii)          no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;

(viii)          no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been included in the calculation of the Closing Net Working Capital Adjustment;

(ix)             Seller Parties shall not be liable to any Purchaser Indemnified Party for any claim for indemnification under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in this Agreement if any of the Purchaser Parties had Knowledge of such inaccuracy or breach prior to the Closing; and

(b)               in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, punitive or exemplary damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim. The parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims arising from fraud or intentional or willful misconduct) shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives on its own behalf and (in the case of the Purchaser Parties, on behalf of the Purchaser Indemnified Parties and in the case of the Seller Parties, on behalf of the Seller Indemnified Parties) to the fullest extent permitted under Law, any and all claims it may have against any of the other parties or their Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.4(b) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, intentional or willful misconduct.

Section 6.5           Computation of Indemnity Payments.

(a)               The amount payable under this ARTICLE VI in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (net of any actual collection costs and reserves, deductibles, premium adjustment and retrospectively rated premiums).

(b)               In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnified Party and net of any deductibles, premium adjustment and retrospectively rated premiums) shall be made promptly to the applicable Indemnifying Party. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by such party.

(c)               Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of any Losses that is the subject matter of a claim for indemnification under Section 6.2(a) or Section 6.3(a), each representation and warranty contained in this Agreement (including the schedules) shall be read without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect or other terms of similar import or effect contained in a representation and warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 6.6           Procedures for Indemnification.

(a)               Any Person making a claim for indemnification under this ARTICLE VI is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) the Purchaser Parties subject to the indemnification claim, if the Third Party Claim arises under Section 6.2 and (ii) the Seller Parties, if the Third Party Claim arises under Section 6.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)               Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof within ten (10) Business Days after receipt of the Indemnification Notice if the Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from such Third Party Claim and by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VII.

(c)               Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief (i) is not in respect of a Third Party Claim for Taxes, (ii) consists solely of money damages (all of which the Indemnifying Party shall pay) and (iii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto; provided, however, that if the Indemnified Party fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise.

(d)               In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not, within ten (10) Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third Party Claim, or fails to defend or withdraws from the defense of any such Third Party Claim or the Indemnifying Party is any Seller Party and the claim(s) relate to or arise in connection with any Purchaser Defensible Matter, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Any of following shall constitute a “Purchaser Defensible Matter”: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would materially injure the Indemnified Party’s future business prospects; (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) the estimated Loss is less than (and would not cause the aggregate of all Losses to exceed) the Basket Amount.

(e)               The Indemnified Party shall provide written notice of claim that is not a Third Party Claim to: (i) the Purchaser Parties subject to the indemnification claim, if such claim arises under Section 6.2 and (ii) the Seller Parties, if such claim arises under Section 6.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request. In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within thirty (30) days from receipt of the claim notice, the Indemnifying Party will be deemed to have acknowledged liability for such claim and the Seller Parties shall promptly pay such claim, which payment may be paid from the Cash Collateral Amount. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of the claim notice specifying in reasonable detail the points of disagreement. If any dispute is not resolved within thirty (30) days after the Indemnified Party receives a dispute notice, then either of such parties can initiate an action pursuant to Section 7.10.

(f)                Subject to this ARTICLE VI, within ten (10) days after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 6.2, the indemnifying Purchaser Party shall pay or cause to be paid all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party and (ii) if the claim for indemnification was brought pursuant to Section 6.3, the Seller shall pay to the Purchaser (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Purchaser to Seller), from the Cash Collateral Amount, any sums due and owing in accordance with this ARTICLE VI, and if the sums due and owing to the Purchaser Indemnified Party exceed the remaining Cash Collateral Amount, the Indemnifying Party shall pay or cause to be paid all additional sums due and owing to the Purchaser Indemnified Party in immediately available funds to an account specified by the Purchaser Indemnified Party. Any of the Cash Collateral Amount remaining, net of any of the amount of any outstanding, unresolved claims of Losses brought pursuant to Section 6.3 (the amounts set forth, the “Reserve Amounts”), shall automatically transfer to Seller and such funds shall be released and distributed to Seller or its designee after the date that is twenty (20) months following the Closing Date. The Reserve Amounts shall be disbursed by the Seller, promptly after the unresolved indemnification claims to which they relate are finally resolved in accordance with this ARTICLE VI as confirmed by a joint written direction of Seller and the Purchaser or a final, non-appealable judgment of a court of competent jurisdiction.

Section 6.7          Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to this ARTICLE VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1           Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 7.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)             if to the Purchaser Parties:

Squadron Newco, LLC

c/o Squadron Capital LLC

18 Hartford Avenue

P.O. Box 223

Granby, CT 06035
Telephone: (860) 413-9870
Attention: David R. Pelizzon, President
Email: dpelizzon@sqdncap.com

with a copy to (which does not constitute notice):

Reed Smith LLP
10 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 207-6448
Attention: Joel R. Schaider, Esq.
Email: jschaider@reedsmith.com

(ii)            if to the Seller Parties:

Vilex in Tennessee, Inc.

c/o OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, IN 46582

Telephone: (574) 268-6379

Attention: Mark Throdahl, Chief Executive Officer

Daniel Gerritzen, General Counsel

and Vice President of Legal

Email: mthrodahl@orthopediatrics.com

dgerritzen@orthopediatrics.com

with a copy to (which does not constitute notice):

Bingham Greenebaum Doll LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

Telephone: (317) 635-8900

Attention: Jeremy E. Hill, Esq.

   Tonya Vachirasomboon, Esq.

Email: JHill@bgdlegal.com

   TVachirasomboon@bgdlegal.com

Section 7.3           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.4            Enforcement; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware State or federal court sitting in Wilmington, Delaware (and appellate courts from any of the foregoing), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 7.5            Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties to this Agreement shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

Section 7.6            Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the Purchaser and Seller. Any attempted assignment in violation of this Section 7.6 shall be null and void.

Section 7.7            No Third-Party Beneficiaries. Except as set forth in ARTICLE VI and Section 7.12, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

Section 7.8            Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the Seller Parties and the Purchaser Parties and otherwise as expressly set forth herein.

Section 7.9            Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.10        Governing Law; Jurisdiction.

(a)               This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of Delaware.

(b)               Each party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in the State of Delaware or federal court sitting in Wilmington, Delaware (and appellate courts from any of the foregoing), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby. Each party agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 7.11        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 7.12        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse hereunder, or under any documents or instruments delivered in connection herewith, shall be had against any of the Seller Parties or any of their respective Affiliates’ former, current or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Seller Parties, or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any of the Seller Parties, the Purchaser, or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such Liabilities or their creation; provided, however, nothing in this Section 7.12 shall relieve or otherwise limit the Liability of any of the Seller Parties, the Purchaser, or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 7.13        [Intentionally Omitted].

Section 7.14        Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 7.15        Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re- enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” Purchaser, it shall be construed to mean that such document or other information was actually delivered to the Purchaser or the Purchaser or one of its representatives or posted to the Companies’ virtual data room maintained by ShareVault® (the “Data Room”) no later than three (3) Business Days prior to the date of this Agreement.

Section 7.16        No Presumption Against Drafting Party. The parties hereto each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.17        [Intentionally Omitted].

Section 7.18        Execution of Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

ARTICLE VIII.

CERTAIN DEFINITIONS

Section 8.1            Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accountant” has the meaning ascribed to such term in Section 1.5(c)(iv).

“Adjustment Amount” has the meaning ascribed to such term in Section 1.2(b)(ii).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“AKS” has the meaning ascribed to such term in Section 2.28(g)(i).

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation” has the meaning ascribed to such term in Section 1.6.

“Ancillary Agreement” has the meaning ascribed to such term in Section 1.8(a)(viii).

“Annual Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“Anticorruption Law” has the meaning ascribed to such term in Section 2.24(a).

“Assigned Contracts” has the meaning ascribed to such term in Section 1.1(i).

“Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 1.8(a)(iii).

“Assumed Benefit Plan” has the meaning ascribed to such term in Section 4.4(a).

“Assumed Liabilities” has the meaning ascribed to such term in Section 1.3.

“Authorization” has the meaning ascribed to such term in Section 2.5(b).

“Basket Amount” has the meaning ascribed to such term in Section 6.4(a)(v).

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and each Compensatory Arrangement, benefit, profit-sharing, stock or unit option, stock or unit purchase, stock or unit ownership, phantom or other equity, pension, retirement, supplemental retirement income, excess benefit, fringe benefit, holiday pay, vacation pay, paid time off, supplemental unemployment insurance, post-retirement medical or life insurance, health, welfare, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, policy, program or practice, whether formal or informal, oral or written, established, maintained or contributed to or required to be maintained or contributed to by Seller under which any current or former Employees, directors, managers, Contractors or consultants or beneficiaries or dependents of any such person, are entitled to benefits or under which Seller has any present or future Liability, excluding any plans, agreements and arrangements that are mandated by Law.

“Bill of Sale” has the meaning ascribed to such term in Section 1.8(a)(ii).

“Business” has the meaning ascribed to such term in the recitals.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Wilmington, Delaware are required or authorized by Law to be closed for business.

“Cash Collateral Agreement” has the meaning ascribed to such term in Section 1.5(b)(i).

“Cash Collateral Amount” has the meaning ascribed to such term in Section 1.5(b)(i).

“Closing” has the meaning ascribed to such term in Section 1.7.

“Closing Date” has the meaning ascribed to such term in Section 1.7.

“Closing Net Working Capital Adjustment” has the meaning ascribed to such term in Section 1.5(b)(ii).

“Closing Statement” has the meaning ascribed to such term in Section 1.5(c)(ii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensatory Arrangement” means any written or oral employment, directorship, management, consulting, compensation, incentive, bonus, change in control, severance, or termination, or similar agreement between Seller and any current or former Employee, director, manager, Contractor or consultant to which any current or former Employee, director, manager, Contractor or consultant is entitled to benefits.

“Confidential Information” means any confidential or proprietary information or trade secrets of Seller or the Purchaser or their Affiliates, including personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other information). Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement.

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of Seller or any of its Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296.

“Control” means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means any third party that owns, operates, or possesses, or has the right to own, operate, or possess, a Product or Service.

“Data Room” has the meaning ascribed to such term in Section 7.15.

“Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to ARTICLE II.

“Distributor Agreement” has the meaning ascribed to such term in Section 1.8(a)(vii).

“Dollars” or “$” means U.S. dollars.

“Employee” means any employee of Seller.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, provincial, municipal or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or septic systems; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Substances; or (c) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license or other permission of any kind required under Environmental Law in respect of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning ascribed to such term in Section 1.2.

“Excluded Liabilities” has the meaning ascribed to such term in Section 1.4.

“Excluded Taxes” means any and all Liabilities for: (a) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) any Taxes of Seller or any of its Affiliates for any taxable period; and (c) Taxes that are the responsibility of Seller pursuant to Section 5.2; however, none of the foregoing Taxes shall include Taxes that are the responsibility of the Purchaser pursuant to Section 5.2 or Section 5.3.

“FDA” has the meaning ascribed to such term in Section 2.27(a).

“Federal Health Care Program” has the meaning ascribed to such term in Section 2.28(b).

“Federal Health Care Program Laws” has the meaning ascribed to such term in Section 2.28(c).

“Federal Privacy and Security Regulations” has the meaning ascribed to such term in Section 2.28(e).

“Final Instrument Fixed Assets” has the meaning ascribed to such term in Section 1.5(d)(vi).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.5(c)(v).

“Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Funded Indebtedness” of any Person means, without duplication, the aggregate amount (including the current portions thereof) of: (i) all obligations of such Person for borrowed money (including outstanding letters of credit, solely to the extent drawn) and obligations issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any other obligation of such Person evidenced by notes, debentures, bonds or other similar instruments; (iii) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all interest expense accrued but unpaid on or relating to obligations described in clauses (i) through (iv) above; (vi) all obligations under any lease or similar arrangement, which obligations are required to be classified and accounted for under GAAP as capital leases on a consolidated balance sheet of Seller as of such date computed in accordance with GAAP; (vii) any fees, prepayment or redemption premiums or penalties, breakage costs, unpaid fees or expenses and other monetary obligations associated with the repayment of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government, governmental, regulatory, Taxing or administrative agency, department, court, commission, board, bureau, tribunal or other authority or instrumentality.

“Hazardous Substance” means any solid, liquid, gas, odor, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted or regulated under any Environmental Law or which is otherwise a threat or potential threat to human health, safety or the environment.

“HIPAA” has the meaning ascribed to such term in Section 2.28(c).

“Indemnification Notice” has the meaning ascribed to such term in Section 6.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 6.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 6.6(a).

“Instrument Fixed Assets” means the instruments used in the Business which are either in the possession of Seller or Seller’s distributors or consignees as of the close of business on the Closing Date.

“Instrument Objection Notice” has the meaning ascribed to such term in Section 1.5(d)(iii).

“Instrument Objection Period” has the meaning ascribed to such term in Section 1.5(d)(ii).

“Instrument Settlement Deadline” has the meaning ascribed to such term in Section 1.5(d)(iv).

“Instrument Statement” has the meaning ascribed to such term in Section 1.5(d)(ii).

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (i) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor, and all original works of authorship, whether or not copyrightable; (iv) internet domain names and registrations therefor; (v) rights in all Software; (vi) Confidential Information in any form, including hardware, Software, and methods and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intellectual Property Assignment Agreement” has the meaning ascribed to such term in Section 1.8(a)(iv).

“Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Interim Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means Internal Revenue Service.

“Knowledge” means, (i) when used with respect to Seller Parties, the actual knowledge of Mark Throdahl, Chairman of the Board and Chief Executive officer of Seller, Fred Hite, Chief Financial Officer and Treasurer of Seller, Daniel Gerritzen, Secretary of Seller, and Victor Lavi, Director of Product Management – External Fixation of OrthoPediatrics, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, none of whom shall have any personal Liability regarding such knowledge except as otherwise provided in this Agreement, and (ii) when used with respect to the Purchaser Parties, the actual knowledge of David Pelizzon, Harold Ruf, Douglas Pascoe, and Dustin Leavitt, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, none of whom shall have any personal Liability regarding such knowledge.

“Law” means any law, international treaty, statute, ordinance, official standard, rule, regulation, code, binding case law or principle of common law, enacted or promulgated by any Governmental Authority.

“Lease Assignment” has the meaning ascribed to such term in Section 1.8(a)(x).

“Leased Real Property” means all parcels of real property leased by Seller and used in or necessary for use and ownership of the Purchased Assets, together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“License Agreements” has the meaning ascribed to such term in Section 1.8(a)(v).

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Business, the Purchased Assets, Liabilities, financial condition or results of operations of Seller, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect Seller relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect Seller relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Purchaser, (E) compliance with this Agreement, including any effect on Seller resulting from failure to take any action to which Seller sought and the Purchaser refused consent under this Agreement, including the impact thereof on the relationships of Seller with customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom Seller has any relationship, and (F) any failure by Seller to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect).

“Material Contract” has the meaning ascribed to such term in Section 2.15(b).

“Net Reduction Amount” has the meaning ascribed to such term in Section 1.5(b)(iii).

“Net Working Capital” means the amount of working capital (excluding cash) of Seller prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

“Net Working Capital Settlement Deadline” has the meaning ascribed to such term in Section 1.5(c)(iv).

“Non-Competition Agreement” has the meaning ascribed to such term in Section 1.8(a)(xv).

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Objection Notice” has the meaning ascribed to such term in Section 1.5(c)(iii).

“Objection Period” has the meaning ascribed to such term in Section 1.5(c)(ii).

“Order” has the meaning ascribed to such term in Section 2.10(b).

“Original Sellers” has meaning ascribed to such term in Section 4.5.

“Orthex” has the meaning ascribed to such term in the preamble.

“Orthex Software” means the “Point and Click” software (Orthex PRS, version 1.1) owned by Seller.

“OrthoPediatrics” has the meaning ascribed to such term in the preamble.

“Owned Intellectual Property” means all Intellectual Property that is owned by, or purported to be owned by, in whole or in part, by Seller, and includes Owned Software but excludes the Orthex Software. For the avoidance of doubt, “Owned Intellectual Property” shall include the “Vilex” trade name (and any derivations thereof) and any related trademarks, service marks, trade dress, and logos, whether registered or not (and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith).

“Owned Software” means all Seller Software (other than the Orthex Software) that is owned or purported to be owned, in whole or in part, by Seller.

“Permit” means any permit, license, approval, consent, registration, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties), (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate Proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances (other than those securing any Funded Indebtedness or applicable to any Equity Interests) that do not materially interfere with the present use of the assets of Seller, taken as a whole.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Preliminary Instrument Fixed Assets” has the meaning ascribed to such term in Section 1.5(d)(i).

“Preliminary Instrument Certificate” has the meaning ascribed to such term in Section 1.5(d)(i).

“Preliminary Net Working Capital” has the meaning ascribed to such term in Section 1.5(c)(i).

“Preliminary Net Working Capital Certificate” has the meaning ascribed to such term in Section 1.5(c)(i).

“Proceeding” means any claim, action, suit, arbitration or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination or investigation commenced, brought or conducted by any Governmental Authority.

“Products” means any of the commercial products provided by or contemplated by Seller at any time to any third party, whether or not sold to such third party.

“Property Taxes” has the meaning ascribed to such term in Section 5.3.

“Purchase Price” has the meaning ascribed to such term in Section 1.5(a).

“Purchased Assets” has the meaning ascribed to such term in Section 1.1.

“Purchaser” has the meaning ascribed to such term in the preamble.

“Purchaser Defensible Matter” has the meaning ascribed to such term in Section 6.6(d).

“Purchaser Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 6.3.

“Purchaser Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the business, the assets, liabilities, financial condition or results of operations of Purchaser, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect Purchaser relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Seller, (E) compliance with this Agreement, including any effect on Purchaser resulting from failure to take any action to which Purchaser sought and the Seller refused consent under this Agreement, including the impact thereof on the relationships of Purchaser with customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom Purchaser has any relationship, and (F) any failure by Purchaser to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Purchaser Material Adverse Effect).

“Purchaser Parties” has the meaning ascribed to such term in the preamble.

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 2.11(a).

“Quality of Earnings Report” has the meaning ascribed to such term in Section 2.6(a).

“Real Property” means the real property owned, leased or subleased by Seller, together with all buildings, structures and facilities located thereon.

“Real Property Lease” has the meaning ascribed to such term in Section 2.13(a).

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of Seller.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or human cells, tissues, and cellular and tissue-based products, and any Notified Body.

“Related Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Cash Collateral Agreement, Supplier Agreement, Distributor Agreement, Non-Competition Agreement, Lease Assignment, License Agreements, Ancillary Agreement, and each other agreement, instrument, certificate and document delivered as a condition to the Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Related Parties” and “Related Party” have the meanings ascribed to such terms in Section 7.12.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Required Actions” has the meaning ascribed to such term in Section 2.5(a).

“Required Consent” has the meaning ascribed to such term in Section 2.5(b).

“Reserve Amounts” has the meaning ascribed to such term in Section 6.6.

“Revolving Loan” means the revolving loan to OrthoPediatrics pursuant to the Fourth Amended and Restated Loan and Security Agreement, dated as of December 31, 2017, as amended, by and among Squadron Capital LLC, a Delaware limited liability company, and OrthoPediatrics and its subsidiaries.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) Her Majesty’s Treasury.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Seller” has the meaning ascribed to such term in the preamble.

“Seller Parties” has the meaning ascribed to such term in the preamble.

“Seller Software” means all Software (other than Orthex Software) that (i) is material to the operation of the Business of Seller; (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by Seller; and/or (iii) is licensed to, is used or held for use by Seller in connection with its work for Customers or its Products or Services, and includes Owned Software.

“Services” means any of the commercial services provided by or contemplated by Seller at any time to any third party, whether or not sold to such third party.

“Software” means all computer software, firmware, programs and databases, in any form, including source code, object code, make files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Squadron” has the meaning ascribed to such term in the preamble.

“SSA” has the meaning ascribed to such term in Section 2.28(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Supplier Agreement” has the meaning ascribed to such term in Section 1.8(a)(vi).

“Survival Period” has the meaning ascribed to such term in Section 6.1.

“Tangible Personal Property” has the meaning ascribed to such term in Section 1.1(e).

“Target Net Working Capital” means [●] and 00/100 Dollars ($[●].00).

“Tax” or “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law), and (c) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise (which, for the avoidance of doubt, shall not include taxes owing for a post-Closing period pursuant to an Assigned Contract).

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, election, designation, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Term Note B” means that certain Term Note B, dated as of June 4, 2019, issued by OrthoPediatrics in favor of the Purchaser, in an original principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), plus accrued interest thereon.

“Third Party Claim” has the meaning ascribed to such term in Section 6.6(a).

“Third Party Intellectual Property” has the meaning ascribed to such term in Section 2.14(c).

“Third Party Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Transfer Taxes” has the meaning ascribed to such term in Section 5.2.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Unowned Material Software” has the meaning ascribed to such term in Section 2.14(n).

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Asset Purchase Agreement as of the date first written above.

PURCHASER PARTIES:

PURCHASER:	SQUADRON:

SQUADRON NEWCO LLC	SQUADRON CAPITAL LLC

By:	/s/ David R. Pelizzon	By:	/s/ David R. Pelizzon
	David R. Pelizzon		David R. Pelizzon
	Chief Executive Officer		President

SELLER PARTIES:

SELLER:

VILEX IN TENNESSEE, INC.

By:	/s/ Mark Throdahl
Mark Throdahl,
Chief Executive Officer

ORTHEX:

ORTHEX, LLC

By:	/s/ Fred Hite
Fred Hite, Manager

ORTHOPEDIATRICS:

ORTHOPEDIATRICS CORP.

By:	/s/ Mark Throdahl
Mark Throdahl,
Chief Executive Officer